Exhibit 4.4

SHARE PURCHASE AND ASSIGNMENT OF LICENSE AGREEMENT

THIS SHARE PURCHASE AND ASSIGNMENT OF LICENSE AGREEMENT (the “Agreement”) is made and entered into as of this 27 day of February, 2019 (the “Effective Date”), by and among (1) Todos Medical Ltd., an Israeli company, with an address at Rechov HaMada 1, Rehovot 7670301, Israel, (“Todos”); (2) Amarantus Bioscience Holdings, Inc., a Nevada corporation, with an address at 45 Wall St., Suite 920, New York, NY 10005 (“Amarantus”); and (3) Breakthrough Diagnostics, Inc., a Nevada corporation, with an address at 45 Wall St., Suite 920, New York, NY 10005 (the “Subsidiary”). Todos, Amarantus, and Breakthrough shall be referred to collectively herein as the “Parties,” and each separately as a “Party”.

WHEREAS, Amarantus has entered into an amended and restated exclusive license agreement with the University of Leipzig (the “License Agreement”), attached hereto as Exhibit A, pursuant to which Amarantus has obtained an exclusive license to develop and commercialize the LymPro Test®, an immune-based neurodiagnostic blood test for the detection of Alzheimer’s disease (the “License”); and

WHEREAS, the Subsidiary is a wholly-owned subsidiary of Amarantus; and

WHEREAS, Todos is interested in issuing such number of Ordinary Shares of Todos, par value NIS 0.01 each, representing 19.99% of its issued and outstanding shares, to Amarantus, in exchange for Amarantus transferring to Todos 19.99% of the Subsidiary and assigning the License Agreement to the Subsidiary;

NOW THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, and intending to be legally bound hereby, the Parties agree as follows:

1. The Transaction.

1.1 Subject to the terms and conditions set forth herein, (a) Todos shall issue to Amarantus fourteen million four hundred seventy-two thousand, seven hundred forty-six (14,472,736) Ordinary Shares of Todos, par value NIS 0.01 each, (the “Todos Shares”), representing post-issuance 19.99% of the issued and outstanding shares of Todos, and (b) Amarantus shall transfer to Todos nineteen thousand nine hundred ninety (19,990) shares of common stock of the Subsidiary, par value $0.001 each, (the “Subsidiary Shares”), representing 19.99% of the issued and outstanding shares of the Subsidiary (the “Share Transaction”). The Share Transaction shall be consummated at the closing as set forth in Section 2 below.

1.2 Subject to the terms and conditions set forth herein, Amarantus shall assign, transfer, and contribute to the Subsidiary all of Amarantus’s LymPro technology assets, including the License Agreement and the License, (the “Lympro Technology”), all as more fully detailed in Exhibit B attached hereto, (the “Assignment Transaction”, and together with the Share Transaction, the “Transaction”). The Assignment Transaction shall be consummated at the closing as set forth in Section 2 below.

2. Closing

2.1 The closing of the Transaction (the “Closing”) shall take place within three (3) business days of the Effective Date, or on such other date as agreed upon by the Parties (the “Closing Date”).

2.2 At the Closing, the following transactions shall occur, which transactions shall be deemed to take place simultaneously and no transaction shall be deemed to have been completed or any document delivered until all such transactions have been completed and all required documents delivered:

(a) Todos shall issue and deliver the Todos Shares to Amarantus;

(b) Amarantus shall transfer the Subsidiary Shares to Todos and deliver to Todos a Share Transfer Deed, substantially in the form attached hereto as Exhibit C, duly executed by Amarantus, evidencing the transfer of the Subsidiary Shares to Todos;

(c) Amarantus shall assign, transfer, and contribute the LymPro Technology to the Subsidiary, and deliver to Todos a copy of an Assignment and Assumption Agreement, substantially in the form attached hereto as Exhibit D, duly executed by Amarantus and the Subsidiary, evidencing the assignment of the LymPro Technology to the Subsidiary.

2.3 To the extent that the consent of any person is required for the assignment of the LymPro Technology to the Subsidiary, Amarantus shall (at its own expense) have obtained from the applicable persons the required consents on or prior to the Closing Date.

3. Information on Todos

Amarantus has been furnished with or has had access at the EDGAR Website of the SEC to the Todos Form 20-F filed on May 15, 2018 for the fiscal year ended December 31, 2017 and the financial statements included therein for the year ended December 31, 2017, together with all subsequent filings made with the SEC available at the EDGAR website (“Reports”). In addition, Amarantus may have received in writing from Todos such other information concerning its operations, financial condition and other matters as Amarantus has requested in writing, identified thereon as “Other Written Information” and considered all factors such Investor deems material in deciding on the advisability of entering into this Agreement.

4. Representations and Warranties of Todos.

Todos hereby represents and warrants to Amarantus as follows:

4.1 Organization and Qualification. Todos is a corporation duly organized, validly existing and in good standing under the laws of the State of Israel and has the requisite corporate power to own its properties and to carry on its business as it is now being conducted.

4.2 Authorization, Enforceability. (i) Todos has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder in accordance with the terms hereof, (ii) the execution and delivery of this Agreement by Todos and the consummation by it of the transactions contemplated hereby have been duly authorized by Todos’s Board of Directors and further consent or authorization of Todos by its Board of Directors is not required; and (iii) upon the execution and delivery of this Agreement by Todos, this Agreement will constitute valid and binding obligations of Todos enforceable against Todos in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of creditors’ rights and remedies or by other equitable principles of general application.

4.3 Share Capital. The authorized share capital of Todos consists of 1,000,000,000 ordinary shares, par value NIS 0.01 per ordinary share, of which 72,399,932 ordinary shares are issued and outstanding.

4.4 Issuance of the Todos Shares. The Todos Shares to be issued, sold and delivered by Todos hereunder, when so issued, sold and delivered, will be duly and validly issued, fully paid and nonassessable and will be issued in reliance upon applicable exemptions from the registration and qualification provisions of all applicable securities laws of the United States and each state whose securities laws may be applicable thereto. All Todos Shares will be issued free of any preemptive or similar right and free and clear of any claim, lien, security interest or other encumbrance. Assuming the accuracy of Amarantus’s representations and warranties hereunder, the issuance to Amarantus of the Todos Shares will be exempt from the registration requirements of the Securities Act and will be made in reliance upon applicable exemptions from the registration and qualification provisions of all applicable state securities laws.

4.5 No Litigation. There is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending against or affecting Todos, its ordinary shares, wherein an unfavorable decision, ruling or finding would have a material adverse effect on Todos.

4.6 Compliance with Applicable Laws. The operations of Todos are and have been conducted at all times in compliance applicable laws and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving Todos with respect to applicable laws is pending or, to the knowledge of Todos, threatened.

4.7 Listing and Maintenance Requirements. Todos’s ordinary shares are registered pursuant to Section 12(b) or 12(g) or (15(d) of the Exchange Act, and Todos has taken no action designed to terminate, or which to its knowledge is likely to have the effect of, terminating the registration of the ordinary shares under the Exchange Act nor has Todos received any notification that the SEC is contemplating terminating such registration. Todos has not, in the 12 months preceding the date hereof, received notice from the market on which its ordinary shares are listed or quoted to the effect that Todos is not in compliance with the listing or maintenance requirements of such market. Todos is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with all such listing and maintenance requirements.

5. Representations and Warranties of Amarantus.

Amarantus hereby represents, warrants, acknowledges, understands and agrees (as the case may be) to the following, and acknowledges that Todos’s reliance on exemption from registration pursuant to a registration statement under the Securities Act of 1933, as amended (the “Securities Act”) is predicated upon the representations of Amarantus set forth herein:

5.1 Organization and Qualification. Amarantus is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has the requisite corporate power to own its properties and to carry on its business as it is now being conducted.

5.2 Authorization, Enforceability. (i) Amarantus has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder in accordance with the terms hereof, (ii) the execution and delivery of this Agreement by Amarantus and the consummation by it of the transactions contemplated hereby have been duly authorized by Amarantus’s Board of Directors and further consent or authorization of Amarantus by its Board of Directors is not required; and (iii) upon the execution and delivery of this Agreement by Amarantus, this Agreement will constitute valid and binding obligations of Amarantus enforceable against Amarantus in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of creditors’ rights and remedies or by other equitable principles of general application.

5.3 The LymPro Technology Amarantus owns or possesses valid and enforceable licenses, free and clear of any lien, pledge, claim, charge, or encumbrance to the LymPro Technology, without any conflict with, or infringement of, the rights of others. Amarantus has the right and power to assign and transfer the LymPro Technology to the Subsidiary.

5.4 No Litigation. There is no civil, criminal or administrative suit, action, proceeding, arbitration, investigation, review or inquiry pending or, to Amarantus’s knowledge, threatened against or affecting Amarantus with respect to the LymPro technology, nor is there any judgment, decree, injunction, rule or order of any governmental authority or arbitrator outstanding against or affecting Amarantus with respect to the Lympro Technology. No event has occurred or circumstance exists which could reasonably be expected to give rise to or serve as a valid basis for the commencement of any litigation or claim by or against Amarantus with respect to the LymPro Technology.

5.5 The Todos Shares Are Not Registered. Amarantus hereby acknowledges that the Todos Shares will not be issued by Todos pursuant to a registration statement under the Securities Act, and therefore Amarantus may be required to hold the Todos Shares for an indeterminate period. The Todos Shares are issued pursuant hereto in reliance upon a specific exemption from the registration requirement of the Securities Act which depends, in part, upon the accuracy of the representations, warranties, and agreements of Amarantus set forth in this Agreement. The Todos Shares constitute “restricted securities” as defined in Rule 144 under the Securities Act and may be resold without registration under the Securities Act only in certain limited circumstances.

5.6 Investment Intent. Amarantus is acquiring the Todos Shares for Amarantus’s own account as principal, not as a nominee or agent, for investment purposes only, and not with a view to, or for, resale, distribution or fractionalization thereof, in whole or in part, which resale, distribution or fractionalization would violate the Securities Act. Amarantus agrees that a legend to the foregoing effect may be placed upon any and all certificates issued representing the Todos Shares. Further, Amarantus does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to the Todos Shares, for which Amarantus is purchasing. Amarantus acknowledges that he has been afforded the opportunity to ask questions of, and to obtain any information from, Todos and the Board of Directors as its deems necessary to determine the suitability and advisability of, and the merits and risk of, investing in Todos pursuant hereto.

5.7 Risk. Amarantus has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the purchase of the Todos Shares. Amarantus is aware that: (i) investment in Todos involves a high degree of risk, may result in a lack liquidity, and places substantial restrictions on transferability of interest; and (ii) no Federal or state agency has made any finding or determination as to the fairness for investment by the public, nor has made any recommendation or endorsement, of the Todos Shares.

5.8 Financial Ability. Amarantus has sufficient financial resources available to support the loss of all or a portion of Investor’s investment in Todos, has no need for liquidity in the investment in Todos, is able to hold the Todos Shares for an indefinite period of time, and is able to bear the economic risk of the investment. Amarantus is sophisticated and experienced in investment matters, and, as a result, is in a position to evaluate an investment in Todos.

6. Representations and Warranties Relating to the Subsidiary

Amarantus and the Subsidiary hereby represent and warrant to Todos as follows:

6.1 Organization and Qualification. The Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has the requisite corporate power to own its properties and to carry on its business as it is now being conducted.

6.2 Authorization, Enforceability. (i) The Subsidiary has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder in accordance with the terms hereof, (ii) the execution and delivery of this Agreement by the Subsidiary and the consummation by it of the transactions contemplated hereby have been duly authorized by the Subsidiary’s Board of Directors and further consent or authorization of the Subsidiary by its Board of Directors is not required; and (iii) upon the execution and delivery of this Agreement by the Subsidiary, this Agreement will constitute valid and binding obligations of the Subsidiary enforceable against the Subsidiary in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of creditors’ rights and remedies or by other equitable principles of general application.

6.3 Subsidiary Share Capital. The authorized share capital of the Subsidiary consists of one million (1,000,000) shares of common stock, par value $0.001 per share, of which one hundred thousand (100,000) shares of common stock are issued and outstanding (the “Subsidiary Issued Shares”). All of the Subsidiary Issued Shares are lawfully owned by Amarantus. All voting rights in the Subsidiary are vested exclusively in the Subsidiary Issue Shares, and all of the Subsidiary Issued Shares are validly issued in compliance with applicable laws, fully paid and non-assessable. The Subsidiary does not have outstanding any bonds, debentures, notes or other obligations or securities the holders of which have the right to vote (or that are convertible into or exercisable for securities having the right to vote) with the shareholders of the Subsidiary

6.4 No Rights to Acquire Shares. No subscription, warrant, option, convertible security or other right (contingent or otherwise) to purchase or acquire from the Subsidiary any equity interest of the Subsidiary is authorized or outstanding. The Subsidiary has no obligation (contingent or otherwise) to issue any subscription, warrant, option, convertible security or other such right, or to issue or distribute to holders of any equity interest any evidences of indebtedness or assets of the Subsidiary. The Subsidiary has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its equity interests or any interest therein or to pay any dividend or to make any other distribution in respect thereof. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Subsidiary.

6.5 The Subsidiary Shares. The Subsidiary Shares to be transferred by Amarantus to Todos hereunder, when so transferred and delivered, will be duly and validly issued, fully paid and nonassessable and will be issued free of any preemptive or similar right and free and clear of any claim, lien, security interest or other encumbrance. Except for Todos’s rights under this Agreement, no person has any written or oral agreement, option, understanding or commitment or any right or privilege (whether by law, contractual or otherwise) for the purchase or acquisition from Amarantus of any equity interests of the Subsidiary.

6.6 No Obligations or Liabilities. Prior to the Closing, the Subsidiary owns no assets, has no liabilities, has no employees, has no consultants, has no properties, and has conducted no business. Prior to the Closing, the Subsidiary has no outstanding indebtedness or liabilities.

6.7 No Litigation. There is no civil, criminal or administrative suit, action, proceeding, arbitration, investigation, review or inquiry pending or, to Amarantus’s knowledge, threatened against or affecting the Subsidiary, nor is there any judgment, decree, injunction, rule or order of any governmental authority or arbitrator outstanding against or affecting the Subsidiary. No event has occurred or circumstance exists which could reasonably be expected to give rise to or serve as a valid basis for the commencement of any litigation or claim by or against the Subsidiary.

7. Management of the Subsidiary

7.1 Following the Closing, the Board of Directors of the Subsidiary will consist of three (3) members, one of whom will be appointed by Amarantus and one of whom by Todos, and the third member will be appointed by the two directors.

7.2 Amarantus and Todos are hereby forming a Management Committee to advise the Subsidiary on its activities. The Management Committee will consist of six (6) members, with four (4) members to be appointed by Amarantus (initially, Gerald Commissiong, Dr. Elise Brownell, Dr. Michael Ropacki and Dr. Paula Trzepacz) and two (2) members to be appointed by Todos (Dr. Herman Weiss, and up to one other member. The Management Committee will meet regularly.

7.3 Upon the Closing, Gerald Commissiong shall be the only officer in the Subsidiary, subject to the acquisition director’s & officer’s insurance, which will obtained promptly, and will conduct operations subject to direction by the Management Committee. Responsibility for the appointments of other specified officers will be made by the Subsidiary’s management.

8. Veto Rights

Following the Closing, the Subsidiary may not take any of the following actions without the express written consent of Todos or the Director appointed by Todos to the Board of the Subsidiary:

(a) amending the corporate/governing documents of the Subsidiary;

(b) the authorization or issuance of any shares or other rights or securities convertible into or exchangeable for shares;

(c) the merger, consolidation, acquisition or other reorganization of the Subsidiary, or the sale of all or substantially all of the Subsidiary’s assets or shares;

(d) the increase in the number of the Subsidiary’s Directors above five;

(e) the declaration or payment of any dividend;

(f) any transaction with any shareholder, director or officer of the Subsidiary or with an affiliated company or a direct relative of any shareholder, director or officer of the Subsidiary;

(g) the liquidation, dissolution or winding up of the Subsidiary or cessation of the Subsidiary’s activities;

(h) material changes to the Subsidiary’s annual business plan; and

(i) expenditures outside of the Subsidiary’s annual operating budget.

9. Non-Compete

Each of Todos and Amarantus agrees that it will not directly or indirectly (a) compete with the Subsidiary, (b) invest in, finance, or provide services to a competing business, (c) solicit customers or employees away from the Subsidiary, (d) disparage the Subsidiary or its reputation, or (e) use trade names similar to the Subsidiary’s name. This Section 9 will survive any termination of this Agreement.

10. Board of Directors of Todos

Following the Closing and until the next shareholders meeting of Todos, Amarantus shall be entitled to appoint one member to the Board of Directors of Todos.

11. Option to Acquire the Subsidiary

11.1 For a period of sixty (60) days following the Closing, Todos shall have the option to acquire the remaining 80.01% of the Subsidiary held by Amarantus in exchange for the issuance to Amarantus of Ordinary Shares of Todos representing an additional thirty percent (30%) of Todos (the “Option”), such that upon consummation of the Option transaction Todos shall own 100% of the Subsidiary and Amarantus shall own 49.99% of Todos.

11.2 Todos shall notify Amarantus in writing of its intention to exercise the Option, and the closing of the Option transaction shall take place within fourteen (14) days of Amarantus’ receipt of such notice.

12. Miscellaneous.

12.1 Further Assurances. From and after the date of this Agreement, each Party shall execute and deliver such instruments, documents and other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement.

12.2 Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of Israel, without regard to the conflict of laws provisions thereof. The parties hereto irrevocably submit to the jurisdiction of the appropriate courts of Israel with respect to any suit, action or proceeding pertaining to this Agreement.

12.3 Successors and Assigns; Assignment. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the Parties hereto. None of the rights, privileges, or obligations set forth in, arising under, or created by this Agreement may be assigned or transferred without the prior consent in writing of each Party to this Agreement.

12.4 Entire Agreement; Amendment and Waiver. This Agreement constitutes the full and entire understanding and agreement between the Parties with regard to the subject matters hereof and thereof. Only upon the written consent of Todos and Amarantus may any term of this Agreement be amended or performance of any term hereof be waived (either prospectively or retroactively and either generally or in a particular instance).

12.5 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and enforceable against the Party actually executing such counterpart, and all of which together shall constitute one and the same instrument.

12.6 Confidentiality. The Parties hereto agree that any information obtained from, or on behalf of the Parties in furtherance of or pursuant to this Agreement will be considered “confidential,” will be used solely for the purpose set out in this Agreement, and will not be used for any other purpose or disclosed to any person without the prior written consent of the Party providing such confidential information.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date set forth above.

Todos Medical Ltd.		Amarantus Bioscience Holdings, Inc.

/s/ Herman Weiss		/s/ Gerald Commissiong
Name:	Herman Weiss, MD	Name:	Gerald Commissiong
Title:	CEO	Title:	President and CEO
Date:		Date:

Breakthrough Diagnostics, Inc.

/s/ Gerald Commissiong
		Name:	Gerald Commissiong
		Title:	Interim CEO
Date:

List of Exhibits:

Exhibit A:	License Agreement with the University of Leipzig
Exhibit B:	LymPro Technology
Exhibit C:	Form of Share Transfer Deed
Exhibit D:	Form of Assignment and Assumption Agreement

EXHIBIT A

AMENDED AND RESTATED LICENSE AGREEMENT WITH THE UNIVERSITY OF LEIPZIG

EXHIBIT B

LYMPRO TECHNOLOGY

1. Amended and Restated Exclusive License Agreement with the University of Leipzig dated November 7, 2018 (the “License Agreement”)

2. The exclusive license to the Patent Rights and Related Materials pursuant to the License Agreement (the “License”)

3. Sponsored Research Agreement with the University of Leipzig dated November 7, 2018.

4. The LymPro Test, including the registered trademark.

5. MSPrecise, including
o US Patent Application 15/546,171
o Chinese Patent Application No. 201480075681.6

6. NeuroPro, including

o US Patent 9,547,012

7. All (a) copyrights (including software, databases, and related documentation), trademarks, service marks, logos, trade or business names, and all registrations of any of the foregoing, and all applications for registration thereof, and all goodwill associated therewith; (b) patents and patent applications, including without limitation continuations, continuations-in-part, divisionals, provisionals, reexaminations, reissue applications, and renewals, and (c) trade secrets, formulations, formulas, recipes, inventions, processes, know-how, and confidential information, relating to the foregoing.

EXHIBIT C

FORM OF SHARE TRANSFER DEED

SHARE TRANSFER DEED

For value received, the undersigned, Amarantus Bioscience Holdings, Inc. (the “Transferor”), does hereby irrevocably sell, assign, transfer, convey, and deliver to Todos Medical Ltd. (the “Acquiror”), Nineteen Thousand Nine Hundred Ninety (19,990) shares of common stock, par value $0.001 each, of Breakthrough Diagnostics, Inc., a Nevada corporation, (the “Shares” and the “Company”, respectively), standing in the name of the Transferor on the books of the Company.

Dated: February 27, 2019

The Transferor	The Acquiror

Amarantus Bioscience Holdings, Inc.	Todos Medical Ltd.
By:	By:
Title:	Title:

EXHIBIT D

FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”) is entered into as of February __, 2019, by and between Amarantus Bioscience Holdings, Inc., a Nevada corporation (“Assignor”), and Breakthrough Diagnostics, Inc., a Nevada corporation (“Assignee”).

WHEREAS, Assignor and Assignee are parties to that certain Share Purchase and Assignment of License Agreement, dated on or about the date hereof (the “Purchase Agreement”); and

WHEREAS, pursuant to the Purchase Agreement, Assignor has agreed to assign to Assignee all of Assignor’s right, title, and interest in and to the LymPro technology assets listed on Schedule 1 to this Agreement (the “LymPro Technology”);

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Assignment. Assignor hereby transfers, assigns, and delivers to Assignee, and Assignee hereby accepts and acquires from Assignor, all of Assignor’s right, title and interest in and to the LymPro Technology, including all common law rights and goodwill associated therewith, free and clear of all encumbrances.

2. Further Assurances. Without further consideration, Assignor will promptly take all such further actions, and execute and deliver to Assignee all such further documents and instruments which Assignee may reasonably request for the purpose of carrying out the intent of this Agreement and evidencing or better effecting the assignment contained herein.

3. Recordation. Assignor hereby authorizes the United States Patent and Trademark Office, and other corresponding officials of other jurisdictions, as appropriate, to record this instrument and to record Assignee as the owner of the LymPro Technology with respect to any such intellectual property that is currently registered in Assignor’s name.

4. Heirs, Successors and Assigns. This Agreement shall bind and inure to the benefit of the parties hereto and to their respective successors and assigns.

5. Governing Law. This Agreement shall be governed by, and shall be construed according to, the laws of the State of New York, without regard to conflict of law rules.

6. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original for all purposes, and all such counterparts shall together constitute but one and the same instrument.

7. The Purchase Agreement. This Agreement is subject to the terms of the Purchase Agreement, and nothing contained in this Agreement shall be deemed to modify, alter, or amend the terms and provisions of the Purchase Agreement.

8. Entire Agreement. This Agreement and the Purchase Agreement constitute the entire agreement between the parties and supersede any prior understandings, agreements, or representations by or between the parties, written or oral, that may have related in any way to the subject matter hereof.

IN WITNESS HEREOF, the parties have executed this Agreement as of the date set forth above.

Amarantus Bioscience Holdings, Inc.	Breakthrough Diagnostics, Inc.

Name:	Name:
Title:	Title:
Date:	Date:

SCHEDULE 1

LYMPRO TECHNOLOGY

1. Amended and Restated Exclusive License Agreement with the University of Leipzig dated November 7, 2018 (the “License Agreement”)

2. The exclusive license to the Patent Rights and Related Materials pursuant to the License Agreement (the “License”)

3. Sponsored Research Agreement with the University of Leipzig dated November 7, 2018.

4. The LymPro Test, including the registered trademark.

5. MSPrecise, including

o US Patent Application 15/546,171

o Chinese Patent Application No. 201480075681.6

6. NeuroPro, including

o US Patent 9,547,012

7. All (a) copyrights (including software, databases, and related documentation), trademarks, service marks, logos, trade or business names, and all registrations of any of the foregoing, and all applications for registration thereof, and all goodwill associated therewith; (b) patents and patent applications, including without limitation continuations, continuations-in-part, divisionals, provisionals, reexaminations, reissue applications, and renewals, and (c) trade secrets, formulations, formulas, recipes, inventions, processes, know-how, and confidential information, relating to the foregoing.